Exhibit 99.2

Consent to be Named as a Director Nominee

In connection with the filing by SatixFy Communications Ltd. of the Registration Statement on Form F-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of SatixFy Communications Ltd. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

By:	/s/ Richard C. Davis
Name: Richard C. Davis
Date: August 22, 2022